UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 16, 2018

PRESIDIO, INC.

(Exact name of Registrant as specified in its charter)

Delaware	001-38028	47-2398593
(State of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

One Penn Plaza, Suite 2832,

New York, New York 10119

(Address of principal executive offices)

Registrant’s telephone number: (212) 652-5700

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act (17 CFR 230.405) or Rule 12b-2 of the Exchange Act (17 CFR 240.12b-2).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On January 16, 2018, Presidio, Inc. (the “Company”) announced that its Executive Vice President and Chief Financial Officer, Paul Fletcher, has decided to retire on March 31, 2018, after over ten years of service to the Company. The Company also announced the appointment of Neil O. Johnston as Chief Financial Officer of the Company effective January 16, 2018. Mr. Fletcher will remain with the Company and serve in a transitional role from January 16, 2018 through March 31, 2018. A copy of the press release is filed herewith as Exhibit 99.1 and is incorporated herein by reference.

Mr. Johnston, age 52, has served since July 2015 as the Executive Vice President and Chief Financial Officer of Cox Automotive Inc., the largest marketplace and leading provider of Software Solutions to auto dealers throughout the United States. He served as Executive Vice President and Chief Financial Officer of Cox Media Group, an integrated broadcasting, publishing, direct marketing and digital media company, from January 2009 to April 2012, and as Executive Vice President, Strategy and Digital Innovation of Cox Media from March 2012 to June 2015. He served as Vice President and Chief Financial Officer of Cox Radio, Inc., a unit of Cox Enterprises from September 2000 until January 2009 when it became a part of Cox Media. Mr. Johnston first joined Cox Enterprises in 1996 as manager of financial reporting. Prior to joining Cox, he held financial and accounting positions with Coca-Cola Enterprises Inc. and Deloitte & Touche. Mr. Johnston holds an M.B.A. from the Wharton School of the University of Pennsylvania, and holds degrees in finance, accounting and information systems from Georgia State University and the University of Cape Town, South Africa. Mr. Johnston is a certified public accountant and a chartered accountant.

Pursuant to an employment agreement and an offer letter agreement that Mr. Johnston entered into with the Company on January 16, 2018, he is entitled to (1) an annual base salary of $600,000, (2) a target annual bonus opportunity of $500,000 (pro-rated for fiscal year 2018), (3) a sign-on stock option grant to purchase 112,600 shares of common stock, (4) an annual discretionary stock option grant to purchase 40,000 shares, subject to approval of the Compensation Committee of the Board of Directors of the Company and (5) certain relocation benefits, including temporary housing assistance for four months and expense reimbursement in accordance with the terms of Mr. Johnston’s employment agreement filed herewith.

Pursuant to Mr. Johnston’s employment agreement, upon a termination without cause, a resignation with good reason or a non-renewal of his employment agreement by the Company, Mr. Johnston would be entitled to (1) a payment equal to 1.5 times the sum of (x) his annual base salary plus (y) his annual bonus earned for the fiscal year prior to his termination (or, if such termination occurs during the two-year period following a change in control, his target annual bonus), paid over 18 months following such termination of employment, (2) a prorated annual bonus for the fiscal year of termination, based on actual performance (or, if such termination occurs during the two-year period following a change in control, target performance) and paid at the time the Company pays annual bonuses to executive officers for such fiscal year, and (3) a payment equal to the cost of the monthly premiums for medical and dental coverage for 18 months. If one of the foregoing severance-qualifying events occurs during the six-month period prior to a change in control of the Company, the amount of any additional severance that would have been payable had he been terminated as of the date of the change in control will be paid in installments over the remaining severance period, beginning on the change in control date.

There are no arrangements or understandings between Mr. Johnston and any other persons, pursuant to which he was appointed to the office described above and no family relationships among any of the Company’s directors or executive officers and Mr. Johnston. Mr. Johnston has no direct or indirect material interest in any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K.

In connection with his pending retirement, Mr. Fletcher entered into a transition agreement with the Company on January 16, 2018 that provides for the following benefits, among others: (1) Mr. Fletcher’s title will be Vice President, Finance and he will provide transition services as an employee of the Company until his retirement date on March 31, 2018 (or such later date as mutually agreed by Mr. Fletcher and the Company), (2) his retirement will be treated as a termination without cause for purposes of severance benefits under his employment agreement with the Company, dated as of September 30, 2010, (3) he will receive additional cash payments totaling $105,600 and a prorated bonus for the current fiscal year based on actual performance, and (4) certain options will vest and certain options will remain outstanding, as described in Mr. Fletcher’s transition agreement filed herewith. The transition agreement conditions the payment of the foregoing benefits on the execution by Mr. Fletcher of a general release of claims and on compliance with certain restrictive covenants.

The foregoing summary of Mr. Johnston’s offer letter and employment agreement and Mr. Fletcher’s transition agreement is qualified in its entirely by reference to the agreements filed herewith as Exhibits 10.1 and 10.2, respectively.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit	Description

10.1	Offer Letter and Employment Agreement between Presidio, Inc. and Neil O. Johnston, dated January 16, 2018.

10.2	Transition Agreement by and between Presidio, Inc. and Paul Fletcher, dated January 16, 2018.

99.1	Press Release dated January 16, 2018.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: January 16, 2018

PRESIDIO, INC.

By:	/s/ Elliot Brecher
Elliot Brecher
Senior Vice President and General Counsel